Exhibit 99.1

Theravance Biopharma, Inc. Reports Third Quarter 2014 Financial Results

Progress in Priority Portfolio Programs;

Investor & Analyst Day Planned for December 12th

SOUTH SAN FRANCISCO, CA — NOVEMBER 6, 2014 — Theravance Biopharma, Inc. (NASDAQ: TBPH) (“Theravance Biopharma” or the “Company”), through its U.S. operating subsidiary, Theravance Biopharma US, Inc., today reported financial results for the third quarter 2014. Revenue for the third quarter of 2014 was $6.3 million. Net loss for the third quarter of 2014 was $54.5 million or $1.72 per share. Cash, cash equivalents, and marketable securities totaled $350.4 million as of September 30, 2014.

Rick E Winningham, Chairman and Chief Executive Officer, commented: “The third quarter was a period of significant progress during which we continued to focus on our targeted market uptake for VIBATIV® (telavancin), our first commercialized product, and made progress with our lead development programs TD-4208 and axelopran (TD-1211). Of particular note:

•                  We are successfully executing our VIBATIV commercial strategy in the U.S., utilizing the growing body of data reaffirming the proven efficacy of VIBATIV against difficult-to-treat infections. We are seeing growing use of VIBATIV in the target regions where our commercial efforts are concentrated, and we intend to expand our efforts to further build this product’s market position.

•                  During the quarter, we reported positive efficacy and safety data from the Phase 2b one-month dose-ranging trial of TD-4208 for COPD. Today we are reporting positive top-line results of a dose-interval study that further supports the appropriateness of once-daily dosing in these patients. We believe TD-4208 has the potential to be a best-in-class single-agent product for COPD patients who require, or prefer, nebulized maintenance therapy.  Based on our market research, we currently estimate this population to be 9% of the treated COPD patients in the U.S., even in the absence of convenient once-daily administered nebulized therapies.

•                  For axelopran (TD-1211), the regulatory requirements for approving this class of drugs have recently been clarified, and in response we are evolving our development strategy for axelopran. We believe that our product candidate could represent a differentiated therapeutic option and a large potential opportunity in the treatment of patients with opioid-induced constipation, which is an important and currently underserved indication.

•                  After the close of the quarter, we reported positive results from the first three cohorts of a Phase 1 proof-of-concept study of TD-6450, our next-generation investigational NS5A inhibitor, in patients with genotype 1a hepatitis C virus infection. We believe that the unique heterodimeric structure and activity profile of this once-daily antiviral product candidate are consistent with our objective of creating a best-in-class NS5A inhibitor that would be a core component of short and highly active combination therapy.”

Continued Mr. Winningham: “In addition to our considerable pipeline assets, all of which were discovered internally, we believe that our strong cash position, tax-advantaged corporate structure and high quality management team provide a strong foundation for building a leading biopharmaceutical company, bringing important new medicines to patients and delivering value to our shareholders. We look forward to presenting our priority programs and business strategy at our Investor & Analyst Day event on December 12, 2014 in New York.”

Third Quarter 2014 Highlights

VIBATIV® (telavancin)

VIBATIV is a bactericidal, once-daily injectable antibiotic discovered internally, to treat patients with serious, life-threatening infections due to Staphylococcus aureus and other Gram-positive bacteria, including methicillin-resistant (MRSA) strains. VIBATIV is approved in the U.S. and Canada for the treatment of adult patients with complicated skin and skin structure infections (cSSSI) caused by susceptible Gram-positive bacteria. VIBATIV is also approved in the U.S. for the treatment of adult patients with hospital-acquired and ventilator-associated bacterial pneumonia (HABP/VABP) caused by susceptible isolates of Staphylococcus aureus when alternative treatments are not suitable. VIBATIV is approved in the European Union for the treatment of adults with nosocomial pneumonia, including ventilator-associated pneumonia, known or suspected to be caused by MRSA when other alternatives are not suitable.

Phase 3 Registrational Study in Staphylococcus aureus Bacteremia

As part of its effort to explore additional infection types in which VIBATIV may offer patients therapeutic benefit, Theravance Biopharma plans to initiate a Phase 3 registrational study for the treatment of patients with Staphylococcus aureus bacteremia. Bacteremia caused by MRSA represents a significant unmet medical need with only two antibiotic treatments currently approved in this indication in the U.S. The registrational study will be a multicenter, randomized, open-label study and is expected to enroll its first patient in late 2014.  The study is designed to evaluate VIBATIV in treating Staphylococcus aureus bacteremia as compared to standard therapy.  Key secondary outcome measures of the study include an assessment of the duration of bacteremia post-randomization and the incidence of metastatic complications, as compared to standard therapy.

Theravance Biopharma believes that the demonstrated in vitro potency, efficacy in resolving difficult-to-treat infections, and dual mechanism of action of VIBATIV position it as a potentially medically important product candidate to be evaluated as a treatment for Staphylococcus aureus bacteremia.

Telavancin Observational Use Registry (TOUR)

Theravance Biopharma is also planning to conduct an observational use registry study designed to assess the manner in which VIBATIV is used by healthcare practitioners to treat patients.  By broadly collecting and examining data related to VIBATIV treatment patterns, clinical effectiveness and safety outcomes in the real world, the Company aims to create an expansive knowledge base to guide future development and optimal use of the drug.

The Telavancin Observational Use Registry (TOUR) is designed as a multi-center, observational, prospective study that will enroll approximately 1,000 patients from about 50 sites in the U.S.  As a non-interventional study, all treatment decisions will be at the discretion of the patient’s healthcare provider.  The Company is targeting enrollment of the registry’s first patient in late 2014.

Commercial Program Expansion

During the past year, Theravance Biopharma has undertaken a carefully planned, phased commercial strategy for VIBATIV in the U.S.  To date, this strategy has focused on a small number of geographic territories across the country.  The Company is now targeting expansion into additional U.S. territories.

Growing Body of Activity and In Vitro Potency Data

Results from several new study analyses of VIBATIV that further supplement the well-documented evidence of the drug’s in vitro potency and activity were presented at the 54th Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC) and the 2014 International Symposium on Staphylococci & Staphylococcal Infections (ISSSI).

Combined, data from these presentations confirm the previously demonstrated in vitro potency of VIBATIV against a broad collection of difficult-to-treat clinical pathogens using a revised, FDA-approved susceptibility testing method.  These data demonstrated that the in vitro potency for VIBATIV (MIC50 of 0.03ug/mL, MIC90 of 0.06) is as great as or greater than any other approved Gram-positive antibiotic.   These isolates included a range of Staphylococcus strains such as MRSA, methicillin-resistant Staphylococcus aureus (MSSA), vancomycin-resistant Staphylococcus aureus (VRSA), and methicillin-resistant Staphylococcus epidermidis (MRSE), as well as various biofilm-related infections.  Furthermore, in a number of in vitro studies, results with the revised testing method indicated that the MICs of VIBATIV are lower than previously reported, providing a new reference for the drug’s potency.

Theravance Biopharma believes that these latest findings, combined with previous study results, provide confirmation that VIBATIV is an important medicine to treat infections within its approved indications.

Long-Acting Muscarinic Antagonist (LAMA) — TD-4208

TD-4208 is an investigational long-acting muscarinic antagonist (LAMA) in development for the treatment of chronic obstructive pulmonary disease (COPD). In September, Theravance Biopharma announced positive top-line results from its Phase 2b dose-ranging study of TD-4208. TD-4208 met the primary efficacy endpoint (change from baseline in trough FEV1 [forced expiratory volume in one second] following the last dose on Day 28) at once-daily doses of 88, 175 and 350 mcg, with statistically significant changes versus placebo (p<0.001) in trough FEV1 of 187 mL, 167 mL and 171 mL, respectively. The lowest dose of 44 mcg produced a sub-therapeutic response of 52 mL that was not statistically different from placebo. TD-4208 was generally well tolerated.

Today, the Company is announcing positive top-line results from the once- versus twice-daily (QD versus BID) study of TD-4208. The QD versus BID study was designed following input from the FDA and is required to test whether it is possible to achieve better efficacy with a lower total dose given twice daily than with a higher dose given once daily. The study compared 175 mcg once daily against 44 mcg twice daily in a 3-period, 7-day placebo-controlled crossover study conducted in 64 COPD patients. The study met its primary endpoint and demonstrated that the lower dose (44 mcg) administered twice daily did not produce greater bronchodilation than the higher dose (175 mcg) administered once daily.  For the primary endpoint of change from baseline in Day 7 weighted mean (0-24 hour) FEV1, TD-4208 produced differences (95% CI) from placebo of 113mL (86-140mL) and 105mL (77-132mL) for 175 mcg QD and 44 mcg BID respectively (p<0.001). The secondary endpoints were consistent in showing improvements for TD-4208 QD over BID. The frequency of adverse events was low and consistent across all three treatments including placebo.  Shortness of breath was the most commonly reported event, with 3, 1 and 1 reports following placebo, 44 mcg BID and 175 mcg QD, respectively. There was one death in the study, which occurred during the washout period following completion of the 7-day 175 mcg dosing period. Autopsy findings reported severe left and right coronary artery occlusion and the cause of death was reported as coronary artery insufficiency due to atherosclerosis. The event was assessed by the study investigator as unrelated to study medication.

The Company is now preparing for an end-of-Phase 2 meeting with the FDA to discuss a pivotal Phase 3 registrational program.

The Company believes that TD-4208 may become a valuable addition to the COPD treatment regimen and that it represents a significant commercial opportunity. The Company’s market research indicates approximately 9% of the treated COPD patients in the U.S. either need or prefer nebulized delivery for maintenance therapy.  LAMAs are a cornerstone of maintenance therapy for COPD, but existing LAMAs are only available in handheld devices that may not be suitable for every patient. The Company believes that TD-4208 has the potential to be a best-in-class once-daily single-agent nebulized product for COPD patients who require, or prefer, nebulized therapy.  The Company also believes that the therapeutic profile of TD-4208, together with its physical characteristics, suggest that this LAMA could serve as a foundation for several combination products and for delivery in metered dose inhaler and dry powder inhaler products.

Oral Peripheral Mu Opioid Receptor Antagonist — Axelopran (TD-1211)

Axelopran is an internally discovered investigational once-daily, orally administered, peripherally selective, multivalent inhibitor of the mu opioid receptor designed to alleviate gastrointestinal side effects of opioid therapy without affecting analgesia.

Theravance Biopharma believes that recent regulatory events provide important clarity on the regulatory pathway for the development of peripherally acting mu opioid receptor antagonist products for opioid-induced constipation (OIC), and will be useful in enabling the Company to further refine its clinical and regulatory strategy and market assessment. These events include the outcome of the FDA’s Advisory Committee meeting in June in which a majority of members voted that the FDA should not require cardiovascular outcomes trials for peripherally acting mu opioid receptor antagonists being developed for the treatment of OIC in patients with chronic, non-cancer pain, as well as FDA approvals of two products in September 2014 for this indication without such pre-approval cardiovascular outcomes trial.

OIC is a serious medical condition that can significantly interfere with how successfully patients manage control of their pain. It is estimated that approximately 11 million people in the U.S. use chronic opioids for pain management, and that more than two thirds of them suffer from OIC.

The axelopran Phase 2 program demonstrated a clinically meaningful treatment effect in OIC patients compared to placebo. The Company believes that axelopran could have a commercial and competitive advantage in the OIC market by demonstrating the ability to normalize bowel function without impacting analgesia and while improving the variety of GI symptoms associated with constipation. The Company is currently refining its development and commercial strategy for axelopran.

NS5A Inhibitor for Hepatitis C Virus (HCV) Infection — TD-6450

TD-6450 is an internally discovered multivalent NS5A inhibitor designed to have improved antiviral activity against GT-1 resistance-associated variants (RAV) resistant to first generation NS5A inhibitors. TD-6450 is a multivalent inhibitor of NS5A; its heterodimeric structure appears to permit an asymmetric binding mode to NS5A relative to structurally symmetric inhibitors. TD-6450 demonstrates additive activity with other classes of anti-HCV agents in replicon assays, and no cross-resistance with RAVs that confer resistance to other anti-HCV agents. The Company believes that the antiviral activity of TD-6450, in combination with other direct acting antivirals, may help improve cure rates and/or reduce treatment times for appropriate patients.

The Company is conducting a double-blind, randomized,  placebo-controlled, multiple-dose Phase 1 proof-of-concept study evaluating the safety, tolerability, pharmacokinetics and antiviral activity of orally administered TD-6450 in non-cirrhotic, treatment-naive patients with GT-1, 2, or 3 chronic HCV infection. The Company recently reported positive results from the first three cohorts of this study, which enrolled eight GT-1a patients each (seven active; one placebo) and tested once-daily oral doses of 60, 120 or 240 mg, respectively. Patients were dosed for three days and followed for up to 28 days for viral load quantification.  TD-6450 demonstrated dose-dependent antiviral activity with median maximal declines of HCV RNA of 3.87, 4.63 and 4.89 log10 IU/mL for doses of 60, 120 and 240 mg, respectively.  All doses of TD-6450 were generally well tolerated after three doses and for the 28-day observation period. There were no serious adverse events and no patient discontinuations.

Financial

On June 1, 2014, Theravance, Inc. (“Theravance”) separated its late-stage respiratory assets partnered with GSK from its biopharmaceutical operations by transferring its discovery, development and commercialization operations (the “Biopharmaceutical Business”) and contributing $393.0 million of cash, cash equivalents and marketable securities into its then wholly-owned subsidiary Theravance Biopharma.  On June 2, 2014, Theravance made a pro rata dividend distribution to its stockholders of record on May 15, 2014 of one ordinary share of Theravance Biopharma for every three and one half shares of Theravance common stock outstanding on the record date (the “Spin-Off”). The Spin-Off resulted in Theravance Biopharma operating as an independent, publicly-traded company. Prior to June 2, 2014, Theravance was the parent for the Biopharmaceutical Business.

The financial statements of Theravance Biopharma for periods prior to the Spin-Off were derived from Theravance’s historical consolidated financial statements, with expenses allocated through a specific identification basis or another reasonable allocation methodology.  As such, the financial information herein may not necessarily reflect the financial profile of Theravance Biopharma in the future or what it would have been had Theravance Biopharma been an independent, publicly traded company during the periods presented.

Revenue

Revenue for the quarter ended September 30, 2014 totaled $6.3 million, resulting from the recognition of previously deferred revenue from the collaboration agreement with Clinigen Group plc of $5.0 million and from product sales for VIBATIV of $1.3 million.

Research and Development (R&D)

Research and development expenses for the quarter ended September 30, 2014 were $38.3 million compared with $32.3 million for the same period in 2013, an increase of $6.0 million primarily due to increases in employee-related costs of $3.3 million and facilities and general overhead costs of $1.9 million.  Employee-related costs increased primarily due to the achievement of performance conditions under our special long-term retention and incentive awards associated with the Spin-Off.  Facilities and general overhead costs were higher due to allocation of a portion of these costs to Theravance (Royalty Management Company) in the third quarter of 2013, prior to the Spin-Off.

Selling, General and Administrative (SG&A)

Selling, general and administrative expenses for the quarter ended September 30, 2014 were $17.7 million compared with $8.8 million for the same period in 2013, an increase of $8.9 million.  The increase was primarily due to costs associated with VIBATIV commercialization and incremental share-based compensation expense, including incentive awards associated with the Spin-Off.

Cash, Cash Equivalents and Marketable Securities

Cash, cash equivalents and marketable securities totaled $350.4 million as of September 30, 2014. This reflects the $393.0 million of cash, cash equivalents and marketable securities contributed by Theravance to Theravance Biopharma upon the Spin-Off on June 2, 2014, less amounts subsequently used in operations.

Conference Call Today at 5:00 pm ET

Theravance Biopharma will hold a conference call today at 5:00 pm ET to discuss its third quarter 2014 financial results. To participate in the live call by telephone, please dial (855) 296-9648 from the U.S., or (920) 663-6266 for international callers. To listen to the conference call live via the internet, please visit Theravance Biopharma’s web site at www.theravance.com, under the Investor Relations section, Presentations and Events. To listen to the live call and to download the slide presentation, please go to Theravance’s Biopharma’s web site 15 minutes prior to its start to register, download, and install any necessary audio software.

A replay of the conference call will be available on Theravance Biopharma’s web site for 30 days through December 6, 2014. An audio replay will also be available from 8:00 pm ET on November 6, 2014 through 11:59 pm ET on November 13, 2014 by dialing (855) 859-2056 from the U.S., or (404) 537-3406 for international callers, and entering confirmation code 22728509.

About Theravance Biopharma

Theravance Biopharma is a biopharmaceutical company focused on the discovery, development and commercialization of small molecule medicines across a number of therapeutic areas, including respiratory disease, bacterial infections, central nervous system (CNS)/pain, and gastrointestinal (GI) motility dysfunction. Theravance Biopharma has one approved product, VIBATIV® (telavancin), which was discovered and developed internally, a pipeline of internally discovered product candidates and strategic collaborations with pharmaceutical companies. In addition, the Company has an economic interest in future payments that may be made by GlaxoSmithKline plc (GSK) pursuant to its agreements with Theravance, Inc. relating to certain drug programs, including the combination of fluticasone furoate (FF), umeclidinium (UMEC), and vilanterol (VI) (FF/UMEC/VI), the combination of the bifunctional muscarinic antagonist-beta2 agonist (MABA) GSK961081 (‘081) and FF (‘081/FF), and MABA monotherapy. By leveraging its proprietary insight of multivalency to drug discovery, the Company is pursuing a best-in-class strategy designed to discover superior medicines in areas of significant unmet medical need. Theravance Biopharma is a publicly-held corporation, with U.S. headquarters located in South San Francisco, California, and trades on the NASDAQ Global Select Market under the symbol TBPH. For additional information, please visit www.theravance.com.

THERAVANCE, the Cross/Star logo, MEDICINES THAT MAKE A DIFFERENCE and VIBATIV are trademarks and/or registered trademarks of the Theravance Biopharma group of companies. Trademarks, trade names or service marks of other companies appearing on this press release are the property of their respective owners.

VIBATIV® Important Safety Information (U.S.)

Mortality

Patients with pre-existing moderate/severe renal impairment (CrCl <50 mL/min) who were treated with VIBATIV for hospital-acquired bacterial pneumonia/ventilator-associated bacterial pneumonia had increased mortality observed versus vancomycin. Use of VIBATIV in patients with pre-existing moderate/severe renal impairment (CrCl <50 mL/min) should be considered only when the anticipated benefit to the patient outweighs the potential risk.

Nephrotoxicity

New onset or worsening renal impairment occurred in patients who received VIBATIV. Renal adverse events were more likely to occur in patients with baseline comorbidities known to predispose patients to kidney dysfunction and in patients who received concomitant medications known to affect kidney function.

Monitor renal function in all patients receiving VIBATIV prior to initiation of treatment, during treatment, and at the end of therapy. If renal function decreases, the benefit of continuing VIBATIV versus discontinuing and initiating therapy with an alternative agent should be assessed.

Fetal Risk

Women of childbearing potential should have a serum pregnancy test prior to administration of VIBATIV. Avoid use of VIBATIV during pregnancy unless the potential benefit to the patient outweighs the potential risk to the fetus. Adverse developmental outcomes observed in three animal species at clinically relevant doses raise concerns about potential adverse developmental outcomes in humans. If not already pregnant, women of childbearing potential should use effective contraception during VIBATIV treatment.

Contraindication

VIBATIV is contraindicated in patients with a known hypersensitivity to the drug.

Hypersensitivity Reactions

Serious and potentially fatal hypersensitivity reactions, including anaphylactic reactions, may occur after first or subsequent doses. VIBATIV should be used with caution in patients with known hypersensitivity to vancomycin.

Geriatric Use

Telavancin is substantially excreted by the kidney, and the risk of adverse reactions may be greater in patients with impaired renal function. Because elderly patients are more likely to have decreased renal function, care should be taken in dose selection in this age group.

Infusion Related Reactions

VIBATIV is a lipoglycopeptide antibacterial agent and should be administered over a period of 60 minutes to reduce the risk of infusion-related reactions. Rapid intravenous infusions of the glycopeptide class of antimicrobial agents can cause “Red-man Syndrome” like reactions including: flushing of the upper body, urticaria, pruritus, or rash.

QTc Prolongation

Caution is warranted when prescribing VIBATIV to patients taking drugs known to prolong the QT interval. In a study involving healthy volunteers, VIBATIV prolonged the QTc interval. Use of VIBATIV should be avoided in patients with congenital long QT syndrome, known prolongation of the QTc interval, uncompensated heart failure, or severe left ventricular hypertrophy.

Most Common Adverse Reactions

The most common adverse reactions (greater than or equal to 10% of patients treated with VIBATIV) were diarrhea, taste disturbance, nausea, vomiting, and foamy urine.

Full Prescribing Information, including Boxed Warning and Medication Guide in the U.S., is available at www.VIBATIV.com.

This press release and the conference call will contain certain “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives and future events. Theravance Biopharma intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Examples of such statements include statements relating to: the strategies, plans and objectives of Theravance Biopharma, the status and timing of clinical studies, data analysis and communication of results, the potential benefits and mechanisms of action of product candidates, the enabling capabilities of Theravance Biopharma’s approach to drug discovery and Theravance Biopharma’s proprietary insights, expectations for product candidates through development and commercialization (including their potential as components of combination therapies), and the timing of seeking regulatory approval of product candidates. These statements are based on the current estimates and assumptions of the management of Theravance Biopharma as of the date of the press release and the conference call are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Theravance Biopharma to be materially different from those reflected in the forward-looking statements.  Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, risks related to:  the disruption of operations during the transition period following the Spin-Off, including the diversion of management’s and employees’ attention from the business, adverse impacts upon the progress of discovery and development efforts, disruption of relationships with collaborators and increased employee turnover, delays or difficulties in commencing or completing clinical studies, the potential that results from clinical or non-clinical studies indicate product candidates are unsafe or ineffective (including when our product candidates are studied in combination with other compounds), the feasibility of undertaking future clinical trials for our product candidates based on FDA policies and feedback, dependence on third parties to conduct clinical studies, delays or failure to achieve and maintain regulatory approvals for product candidates, risks of collaborating with third parties to discover, develop and commercialize products and risks associated with establishing distribution capabilities for telavancin with appropriate technical expertise and supporting infrastructure. Other risks affecting Theravance Biopharma are described under the heading “Risk Factors” contained in Theravance Biopharma’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on August 14, 2014. In addition to the risks described above and in Theravance Biopharma’s other filings with the SEC, other unknown or unpredictable factors also could affect Theravance Biopharma’s results. No forward-looking statements can be guaranteed and actual results may differ materially from such statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements.  Theravance Biopharma assumes no obligation to update its forward-looking statements on account of new information, future events or otherwise, except as required by law.

Contact Information:

Rick E Winningham

Chief Executive Officer

650-808-4045

investor.relations@theravance.com

THERAVANCE BIOPHRMA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenue:
Product sales	$1,303	$—	$3,109	$—
Revenue from collaborative arrangements (1)	5,033	24	7,146	51
Total revenue	6,336	24	10,255	51

Costs and expenses:
Cost of goods sold	369	—	836	—
Research and development (2)	38,324	32,301	126,330	88,109
Selling, general and administrative (2)	17,705	8,801	49,875	24,146
Total costs and expenses	56,398	41,102	177,041	112,255

Loss from operations	(50,062)	(41,078)	(166,786)	(112,204)
Interest income and other income	668	—	882	—
Loss before income taxes	(49,394)	(41,078)	(165,904)	(112,204)
Provision for income taxes	(5,101)	—	(6,824)	—
Net loss	$(54,495)	$(41,078)	$(172,728)	$(112,204)

Net loss per share:
Basic and diluted net loss per share	$(1.72)	$(1.29)	$(5.44)	$(3.53)
Shares used to compute basic and diluted net loss per share	31,754	31,741	31,746	31,741

(1)         Revenue recognized from collaborative arrangements is as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands)	2014	2013	2014	2013
Clinigen Group plc	$5,011	$—	$5,014	$—
R-Pharm CJSC	22	—	2,132	—
Other	—	24	—	51
Total revenue from collaborative arrangements	$5,033	$24	$7,146	$51

(2)         Amounts include share-based compensation expense as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands)	2014	2013	2014	2013
Research and development	$5,132	$4,073	$14,046	$12,071
Selling, general and administrative	4,218	1,521	14,768	5,246
Total share-based compensation expense	$9,350	$5,594	$28,814	$17,317

THERAVANCE BIOPHARMA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30,	December 31,
	2014	2013
	(Unaudited)	(1)
Assets
Current assets:
Cash, cash equivalents and marketable securities	$350,355	$—
Prepaid and other current assets	6,865	3,700
Inventories	15,129	10,406
Restricted cash	—	833
Property and equipment, net	9,356	10,238
Total assets	$381,705	$25,177

Liabilities, shareholders’ equity and parent company deficit
Current liabilities (2)	35,828	36,853
Long-term liabilities	6,056	5,359
Shareholders’ equity and parent company deficit	339,821	(17,035)
Total liabilities, shareholders’ equity and parent company deficit	$381,705	$25,177

(1)         The condensed consolidated balance sheet amounts at December 31, 2013 are derived from the audited consolidated December 31, 2013 financial statements and notes thereto included in the information statement filed as an exhibit to our Registration Statement on Form 10 filed with the Securities and Exchange Commission on May 7, 2014.

(2)         Amounts include the current portion of deferred revenue of $0.7 million and $8.2 million as of September 30, 2014 and December 31, 2013.